CONTRIBUTION AND EXCHANGE AGREEMENT

            THIS CONTRIBUTION AND EXCHANGE AGREEMENT (the "Agreement") made this 25th day of March, 1998, by and among the parties set forth on Exhibit A annexed hereto and made a part hereof (jointly and severally, "Contributors", and each individually, a "Contributor"), each having an address c/o Pacifica Holding Company, 5975 South Quebec Street, Suite 100, Englewood, Colorado, MACK-CALI REALTY, L.P., a Delaware limited partnership ("MCRLP") and MACK-CALI REALTY CORPORATION, a Maryland corporation ("Mack-Cali"), each having an address at 11 Commerce Drive, Cranford, New Jersey 07016.

                                    RECITALS

            5. Contributors are, collectively, the owners of all the membership and/or other ownership interests in and to Centennial Valley Business Park One, Ltd., a Colorado limited partnership ("Owner"). Each Contributor owns the respective membership and/or ownership interest in Owner set forth on Exhibit B annexed hereto and made a part hereof.

            6. Owner owns various commercial properties located throughout the Denver, Colorado metropolitan area. Mack-Cali, through MCRLP and certain affiliated entities of MCRLP, similarly own various commercial properties located throughout New Jersey, New York, Pennsylvania, Nebraska, Iowa, California, Florida, Arizona, Connecticut and Texas.

            7. In order to effectuate their contribution and exchange of assets as herein provided, each Contributor hereby agrees to contribute all of its membership and/or ownership interests in and to Owner and certain other assets to MCRLP and Mack-Cali, and MCRLP and Mack-Cali hereby agree to accept the contribution of the Contributors' Interest and certain other assets on, and subject to, the terms, covenants and conditions set forth herein.

            8. Contributors, MCRLP and Mack-Cali have determined that the transactions contemplated hereby are in the respective parties' best interests.

            NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for ten dollars ($10.00) and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do agree as follows:

            a. SUBJECT OF CONTRIBUTION.

                  i. Upon, and subject to the terms, covenants and conditions of this Agreement, on the Closing Date (as hereinafter defined), each of the Contributors shall contribute, convey or otherwise transfer to certain designees of MCRLP 100% of said Contributor's


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right, title and interest (collectively, "Contributors' Interests, each individually, a "Contributor's Interest") in and to Owner.

                  ii. From and after the Closing, Owner shall be the sole and exclusive owner of the following:

                        (1) that certain real property situate, lying and being in the State of Colorado and being more particularly described on Schedule 1(a) (the "Land") and all of the improvements located on the Land (individually, a "Building" and collectively, the "Improvements");

                        (2) all rights, privileges, grants and easements appurtenant to Owner's interest in the Land and Improvements, if any, including without limitation, all of Contributor's and/or Owner's rights, title and interests in and to all land lying in the bed of any public street, road or alley, all mineral and water rights and all easements, licenses, covenants and rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and Improvements (the Land and Improvements and all such rights, privileges, easements, grants and appurtenances are sometimes collectively referred to herein as the "Real Property");

                        (3) except as set forth on Schedule 1(c) all personal property, artwork, fixtures, equipment, inventory and computer programming and software owned by Owner and located on any of the Real Property or used at any of the management and corporate offices of Owner or Contributor (the "Personal Property");

                        (4) all leases and other agreements with respect to the use and occupancy of the Real Property, together with all amendments and modifications thereto (the "Leases") and any guaranties provided thereunder, and rents, additional rents, reimbursements, profits, income, receipts and the amount deposited (the "Security Deposit") under any Lease in the nature of security for the performance of the Tenant's (as defined herein) obligations thereunder;

                        (5) Intentionally Deleted.

                        (6) all assignable permits, licenses, guaranties, approvals, certificates and warranties relating to the Real Property and the Personal Property (collectively, the "Permits and Licenses"), all of Owner's right, title and interest in and to those contracts and agreements for the servicing, maintenance and operation of the Real Property ("Service Contracts") and telephone numbers in use at any of the Real Property or the management offices and corporate headquarters of Owner (together with the Permits and Licenses and the Service Contracts, the "Intangible Property");


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                        (7) all books, records, promotional material, tenant
data, leasing material and forms, past and current rent rolls, files, statements, market studies, keys, plans, specifications, reports, tests and other materials of any kind owned by or in the possession of Owner which are or may be used in the use and operation of the Real Property or Personal Property (collectively, the "Books and Records"); and

                        (8) all other rights, privileges and appurtenances owned by Owner, if any, and in any way related to the rights and interests described above in this Section 1.

                  The Real Property, the Personal Property, the Leases, the Intangible Property, the Books and Records and the other property interests are hereinafter collectively referred to as the "Property".

            b. CONSIDERATION.

                  i. Total Exchange Consideration. The aggregate consideration for the Contributor's Interests (the "Exchange Consideration") is Eleven Million Six Hundred Fifty Thousand One Hundred Seventy-Nine and xx/100 ($11,650,179.00) Dollars, to be paid by MCRLP in accordance with Section 2.2.

                  ii. The Property. (a) At the Closing (as hereinafter defined), and upon satisfaction of the terms and conditions herein (i) Contributors shall contribute, convey or otherwise transfer to MCRLP or its Permitted Assignees (as hereinafter defined), all of Contributors' Interests and (ii) MCRLP (and Mack-Cali where applicable) shall, subject to adjustment as set forth herein, pay to Contributors or their designees, in cash, the amount of Eleven Million Six Hundred Fifty Thousand One Hundred Seventy-Nine and xx/100 ($11,650,179.00) Dollars (the "Cash Payment"), allocated as set forth in Schedule 2.2(a)(i); and
(iii) MCRLP (and Mack-Cali where applicable) shall issue the Contributor Units (as hereinafter defined) in an amount set forth on Schedule 2.2(a)(ii) to such persons as Contributor shall direct in writing (as set forth in Section 10.2(aa)) as soon as practicable following the date hereof (the "Unit Holders").

                        (2) Simultaneous with MCRLP accepting the Contributors' Interests, MCRLP shall issue, subject to adjustments as set forth herein, common units of limited partnership interests in MCRLP (the "Contributor Units"), convertible into Mack-Cali common stock ("Common Stock"); provided, however, that the Unit Holders shall be issued and shall hold the Contributor Units in accordance with the provisions of Section 19.

                        (3) At the Closing, MCRLP shall issue to Contributors and/or the Unit Holders or their designees certificates representing the Contributor Units (the "Permanent Certificates"), which Permanent Certificates shall contain the legend set forth on Exhibit 10.2(ee).


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                        (4) All rights and benefits incidental to the ownership
of the Contributor Units received in exchange for the Property, including, but not limited to the right to receive distributions, voting rights and the right to exchange the Contributor Units for shares of Common Stock, shall accrue for the benefit of the Unit Holders commencing on the Closing Date (as defined herein).

                        (5) With respect to the first Partnership Record Date (as defined in the OP Agreement (as defined below)) on or after the Closing, the Unit Holders shall receive distributions payable with respect to the Contributor Units on a pro rata basis based upon the number of days during the calendar quarter preceding such Partnership Record Date that the Unit Holders held Contributor Units.

                  iii. Intentionally Deleted.

                  iv. Intentionally Deleted.

            c. INSPECTION PERIOD; MCRLP'S RIGHT OF TERMINATION AND REJECTION
               PRIOR TO CLOSING.

                  i. Prior to the Closing (the "Inspection Period"), MCRLP, at its sole cost and expense, may perform, or cause to be performed, tests, investigations and studies of or related to the Property, the Contributors and/or Owner, including, but not limited to, soil tests and borings, ground water tests and investigations, percolation tests, surveys, architectural, engineering, subdivision, environmental, access, financial, market analysis, development and economic feasibility studies and other tests, investigations or studies as MCRLP, in its sole discretion, determines is necessary or desirable in connection with the Property, the Contributors and/or Owner and may inspect the physical (including environmental) and financial condition of the Property, the Contributors and/or Owner, including but not limited to Leases, Service Contracts, contracts pursuant to which third party management fees are payable, copies of the Contributors' and Owner's Tax Returns and the Property Financials (as hereinafter defined) as of and for the years ending December 31, 1995, 1996 and 1997, engineering and environmental reports, development approval agreements, permits and approvals, which inspection shall be satisfactory to MCRLP in its sole discretion. Contributors agree to cooperate and shall cause Owner to cooperate with MCRLP in such review and inspection and, to the extent not yet delivered, shall deliver said documents and information to MCRLP within ten (10) days from the date hereof. MCRLP may terminate this Agreement for any reason, by written notice given to Contributor, prior to the expiration of the Inspection Period. In the event MCRLP terminates this Agreement during the Inspection Period, this Agreement shall be null and void and the parties hereto shall be relieved of all further obligations hereunder except as otherwise provided herein. In the event MCRLP does not terminate


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this Agreement by the end of the Inspection Period, then MCRLP shall be deemed to have elected not to terminate this Agreement.

                  ii. During the Inspection Period, MCRLP, its agents and contractors shall have unlimited access to the Property the Contributors and/or Owner and other information pertaining thereto in the possession or within the control of Contributors, during normal business hours, for the purpose of performing such studies, tests, borings, investigations and inspections for the purposes described in Section 3.1 above. Such right of inspection and the exercise of such right shall not constitute a waiver by MCRLP of the breach of any representation or warranty of Owner or Contributors which might, or should, have been disclosed by such inspection. Contributors shall cooperate and cause Owner to cooperate with MCRLP in facilitating its due diligence inquiry and shall obtain, and use commercially reasonable efforts to obtain, any consents that may be necessary in order for MCRLP to perform the same.

                  iii. To assist MCRLP in its due diligence investigation of the Property and Owner, Contributors shall deliver to MCRLP, by the execution and delivery of this Agreement, true and correct copies of all existing Phase I environmental studies (the "Phase I Reports") in the possession or control of Contributors, Owner, its counsel or consultants, with respect to the Real Property, which Phase I Reports are set forth on Schedule 3.3 annexed hereto. In the event that MCRLP determines that it requires any new Phase I Reports or updates thereof, the cost of such reports or updates shall be borne by MCRLP. If MCRLP reasonably requires that further environmental investigations be undertaken beyond any new Phase I or updated Phase I Report, all engineering costs and expenses relating to said further environmental investigations shall be borne by Mack-Cali.

                  iv. Intentionally Deleted.

                  v. During the Inspection Period, Mack-Cali and MCRLP shall provide to Contributors and their agents and advisors reasonable access to Mack-Cali's and MCRLP's books and records, and Mack-Cali and MCRLP shall provide Contributors such other reasonable information including, without limitation, all Securities and Exchange Commission filings of MCRLP and Mack-Cali and federal, state, and local income, excise, franchise, and all other tax filings, in order to permit Contributors, at their sole cost and expense, to perform reasonable due diligence on such parties. Nothing arising from Owner's or Contributors' inspection or due diligence as permitted by this Section shall give rise to a right of Contributors to terminate this Agreement.

                  vi. Mack-Cali shall have the right, without the obligation, to terminate this Agreement if (i) at any time prior to the Closing Date, Mack-Cali determines in its sole discretion, that any of the Property is subject to materially adverse environmental conditions, including, without limitation, any environmental condition that has a material adverse affect on the


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property value of any Real Property, on the current use of any Real Property, on groundwater at, on, under, about or emanating from any Real Property or on the ability of Mack-Cali or MCRLP to finance any Real Property; or (ii) Contributor is unable to obtain the approval of any member of the Contributors to the terms of this Agreement; or (iii) Mack-Cali determines that certain of the indebtedness encumbering the Property or Owner cannot be satisfied.

            d. TITLE; MATTERS TO WHICH THIS SALE IS SUBJECT.

                  i. As of the Closing Date, title to the Property shall be subject only to the following (collectively, the "Permitted Encumbrances"):

                        (1) The liens of real estate taxes, personal property taxes, water charges, and sewer charges provided the same are not yet due and payable, but subject to adjustment as provided herein;

                        (2) the rights of those parties occupying space at any of the Improvements (collectively, "Tenants") as tenants only;

                        (3) those restrictions, covenants, agreements, easements, matters and things affecting title to the Real Property as of the date hereof and more particularly described in Schedule 4.1(c) annexed hereto and by this reference made a part hereof and such other easements, covenants and restrictions which are entered into with the consent of MCRLP after the date hereof, such consent not to be unreasonably withheld, delayed or conditioned;

                        (4) any and all laws, statutes, ordinances, codes, rules, regulations, requirements, or executive mandates affecting the Real Property including, without limitation, those related to zoning and land use, as of the date hereof;

                        (5) the state of facts shown on the surveys described on
Schedule 4.1(e) for the property comprising the Real Property;

                        (6) the Service Contracts, excluding, however, any Service Contract MCRLP advises Contributor to terminate prior to Closing (as hereinafter defined);

                        (7) any utility company rights, easements and franchises to maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under or upon the Real Property, provided the same do not impair, in other than a de minimis manner, the present use of the Real Property;

                        (8) such matters as the Title Company (as hereinafter defined) shall be willing, without special premium, to omit as exceptions to coverage; and


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                        (9) Intentionally Deleted.

            ii. Prior to the date hereof, Contributors shall have directed Land Title Guarantee Company (the "Title Company"), as agent for Chicago Title Insurance Company, to prepare a title insurance search and commitment for owner's title insurance policy for the Real Property (the "Title Commitment"). MCRLP shall cause the Title Company to promptly deliver a copy of the same to Contributors and their counsel. If any defects, objections or exceptions in the title to the Real Property appear in the Title Commitment (other than the Permitted Encumbrances) which MCRLP is not required to accept under the terms of this Agreement, Contributors may, at their election, undertake to eliminate such unacceptable defects, objections or exceptions, it being agreed that except as provided below, Contributors shall have no obligation to incur any expense in connection with curing such defects, objections or exceptions, other than (i) judgments against any Contributor or Owner; (ii) mortgages or other liens which can be satisfied by payment of a liquidated amount; and (iii) defects, objections or exceptions which can be removed by payments not to exceed $100,000.00 in the aggregate. Contributors, in their discretion, may adjourn the Closing for up to sixty (60) days in order to eliminate unacceptable defects, objections or exceptions. If, after complying with the foregoing requirements, Contributors are unable to eliminate all unacceptable defects, objections or exceptions in accordance with the terms of this Agreement on or before such adjourned date for the Closing, MCRLP shall elect either (i) to terminate this Agreement by notice given to Contributors, in which event the provisions of
Section 23.2(a) shall apply, or (ii) to accept title subject to such unacceptable defects, objections or exceptions and receive no credit against or reduction of the consideration to be given hereunder for the Property. Contributors and Owner agree and covenant that they shall not voluntarily place any encumbrances or restrictions on title to the Real Property from and after the date of the first issuance of the Title Commitment for said Property, except for the right to reserve easements for utilities and ingress and egress encumbering the Real Property (post-closing) for the benefit of adjacent properties owned by Owner (or any affiliate thereof) upon the written consent of MCRLP, which consent shall not be unreasonably withheld or delayed. Mack-Cali and MCRLP covenant and agree that they shall consult with Contributors prior to causing any other person or entity to request any inspection of the Real Property by any governmental entity. Contributors recognize that Mack-Cali's and MCRLP's due diligence necessitates said inspection. Mack-Cali and MCRLP agree that they shall conduct any due diligence with such governmental entity with a view toward maintaining the confidentiality of the transaction contemplated by this Agreement.

            iii. It shall be a condition to Closing that Contributors contribute and convey, and that the Title Company insures, title to the Real Property in the amount of the Exchange Consideration (at a standard rate for such insurance) in the name of MCRLP or its designees, by a standard 1992 ALTA Owner's Policy, with ALTA endorsements Form 3.1, Form 8.1, a comprehensive owner's endorsement and non-imputation endorsement, to the extent that the premium for such endorsements, with the exception of the non-imputation endorsements, is paid by MCRLP, for the Real Property and any other endorsements as reasonably required by MCRLP, free


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and clear of all liens, encumbrances and other matters, other than the Permitted
Encumbrances (the "Title Policy"). The Title Company shall provide affirmative insurance that (i) the exception for taxes shall apply only to the current taxes not yet due and payable; and (ii) to the extent that the premium for such endorsements, with the exception of the non-imputation endorsements, is paid by MCRLP, (a) any Permitted Encumbrances have not been violated, and that any future violation thereof will not result in a forfeiture or reversion of title; and (b) MCRLP's contemplated use of the Real Property will not violate the Permitted Encumbrances. Owner and Contributor shall provide such affidavits, undertakings and indemnities as the Title Company insuring title to the Real Property may require, including without limitation indemnities relating to each non-imputation endorsement, and shall cure all other defects and exceptions other than the Permitted Encumbrances and as required pursuant to Section 4.2. The words "insurable title" and "insurable" as used in this Agreement are hereby defined to mean title which is insurable at standard rates (without special premium) by the Title Company without exception other than the Permitted Encumbrances, and standard printed policy and survey exceptions.

                  iv. Contributors shall cause one or more surveyors acceptable to MCRLP to deliver to MCRLP a survey or surveys of the Real Property acceptable to MCRLP in all respects and in conformity with ALTA standards. MCRLP shall, at MCRLP's sole cost and expense and with Contributors' cooperation and assistance, cause the surveyor to update the survey no more than thirty (30) days prior to the Closing Date and shall have the general survey exception removed from the Title Policy and the survey affirmatively insured, to the extent that the premium for such endorsement is paid by MCRLP, to MCRLP.

                  v. Any unpaid taxes, water charges, sewer rents and assessments, together with the interest and penalties thereon to a date not less than seven (7) business days following the Closing Date (in each case subject to any applicable apportionment), and any mortgages or other liens created by Contributors or Owner, together with the cost of recording or filing of any instruments necessary to discharge such liens and such judgments, shall be paid at the Closing by Contributors. Owner or Contributors shall deliver to MCRLP, on the Closing Date, instruments in recordable form sufficient to discharge any such mortgages or other liens which any of the Contributors or Owner is obligated to pay and discharge pursuant to the terms of this Agreement.

                  vi. If the Title Commitment discloses judgments, bankruptcies or other returns against other persons or entities having names the same as or similar to that of Owner or any of the Contributors, Contributors shall, upon request, deliver to the Title Company affidavits showing that such judgments, bankruptcies or other returns are not against Owner or any of the Contributors, or any of their affiliates. Upon request by MCRLP, Contributors shall deliver any affidavits and documentary evidence as are reasonably required by the Title Company to eliminate the standard exceptions on the ALTA Owner's Policy.

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            e. REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS.

                  i. In order to induce MCRLP and Mack-Cali to perform as required hereunder, Contributors hereby warrant and represent jointly and severally to MCRLP and Mack-Cali, the following with respect to the Property and Contributors' Interests:

                        (1) Owner is a duly organized and validly existing entity, organized and in good standing under the laws of the state of its formation, as more particularly set forth in Exhibit A hereto, is duly authorized to transact business in the State of Colorado, has all requisite power and authority to consent to the execution and delivery of this Agreement and all other documents and instruments to be executed and delivered by it hereunder, and to perform its obligations hereunder and under such other documents and instruments in order to cause the contribution and conveyance of Contributors' Interests in accordance with the terms and conditions hereof. All necessary actions of Owner and Contributors, and the members of each, to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement on their behalf have been taken.

                        (2) Owner has the power and authority to own the Property and to conduct and transact its limited liability company business.

                        (3) This Agreement, when duly executed and delivered, will be the legal, valid and binding obligation of each Contributor, enforceable in accordance with the terms of this Agreement. The performance by each Contributor of its duties and obligations under this Agreement and the documents and instruments to be executed and delivered by it hereunder will not conflict with, or result in a breach of, or default under, any provision of any of the organizational documents of such Contributors or Owner or any agreements, instruments, decrees, judgments, injunctions, orders, writs, laws, rules or regulations, or any determination or award of any court or arbitrator to which such Contributors or Owner is a party or by which its assets are or may be bound.

                        (4) Annexed hereto as Schedule 5.1 (d) is a true, complete and correct schedule of all of the Leases. The Leases are valid and bona fide obligations of the landlord and Tenants thereunder and are in full force and effect. To the best of Contributors' knowledge, no defaults exist thereunder and no condition exists which, with the passage of time or the giving of notice or both, will become a default; the Leases constitute all of the leases, tenancies or occupancies affecting the Real Property on the date hereof; all Tenants have commenced occupancy; there are no agreements (other than the Leases) which confer upon any Tenant or any other person or entity any rights with respect to the Property, nor is any Tenant entitled now or in the future to any concession, rebate, offset, allowance or free rent for any period, nor has any such


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claim been asserted by any Tenant. Contributors shall, at their sole cost and expense, obtain a certificate of occupancy for RxKinetix promptly after the Closing.

                        (5) Annexed hereto as Schedule 5.1(e) (the "Rent Roll") is a listing of the following, which is true, complete and correct in all respects for the Building: (i) the name of each Tenant; (ii) the fixed rent actually being collected; (iii) the expiration date or status of each Lease (including all rights or options to renew); (iv) the Security Deposit, if any;
(v) whether there is any guaranty of a Tenant's obligations from a third party, and if so the nature of said guaranty; (vi) any written notices given by any Tenant of an intention to vacate space in the future; (vii) the base year(s) and base year amounts for all items of rent or additional rent billed to each Tenant on that basis; and (viii) any arrearages of any Tenant beyond thirty (30) days.

                        (6) To the knowledge of Contributors, Owner has performed all of the obligations and observed all of the covenants required of it as landlord under the terms of the Leases. Except as set forth on Schedule 5.1(f) annexed hereto, all work, alterations, improvements or installations required to be made for or on behalf of all Tenants under the Leases have in all respects been carried out, performed and complied with, and there is no agreement with any Tenant for the performance of any work to be done in the future, and no continuing obligations or liabilities by Owner, as landlord under the Leases. To the knowledge of Owner and Contributors, except as set forth on
Schedule 5.1(f), no work has been performed at any Building which would require an amendment to the certificate of occupancy for such Building for which an amendment has not been obtained, and any and all work performed at the Real Property to the date hereof and to the Closing Date has been and will be in accordance with the rules, laws and regulations of all applicable authorities. All bills and claims for labor performed and materials furnished to or for the benefit of the Property arising prior to the Closing Date will be paid in full by Owner within customary time periods, not to exceed forty-five (45) days from the receipt of an invoice by Owner.

                        (7) There are no service contracts, union contracts, employment agreements or other agreements affecting the Property or the operation thereof, except the Service Contracts and other contracts and agreements set forth on Schedule 5.1(g) annexed hereto. All of the Service Contracts are and will on the Closing Date be unmodified and in full force and effect without any material default or claim of material default by any of the parties thereto. All sums presently due and payable by Owner under the Service Contracts have been fully paid and all sums which become due and payable between the date hereof and the Closing Date shall be fully paid by Owner within customary time periods, not to exceed forty-five (45) days from the receipt of an invoice by Owner. All of the Service Contracts may be terminated on not more than sixty (60) days notice without the payment of any fee or penalty, and the representation contained in this sentence is not subject to being modified by the limitations of Section 5.5. There are no employees of Owner, or any affiliate thereof, working at or in connection with the Real Property pursuant to any of the Service Contracts, other contracts and/or employment agreements except as set forth on Schedule 5.1(g).


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                        (8) Except as set forth on Schedule 5.1(h) annexed
hereto, there are no actions, suits, labor disputes, litigation or proceedings currently pending or, to the knowledge of Owner or Contributors, threatened against or related to Owner or any of the any of the Contributors or all or any part of the Property or Owner, the environmental condition thereof, or the operation thereof.

                        (9) Except as set forth on Schedule 5.1(i) annexed hereto, neither Owner nor any of the Contributors has received written notice of and neither has any knowledge of (i) any pending or contemplated annexation or condemnation proceedings, or private purchase in lieu thereof, affecting or which may affect the Real Property or any part thereof, (ii) any proposed or pending proceeding to change or redefine the zoning classification of all or any part of the Real Property, (iii) any proposed or pending special assessments affecting the Real Property or any portion thereof, (iv) any penalties or interest due with respect to real estate taxes assessed against the Real Property, or (v) any proposed changes in any road or grades with respect to the roads providing a means of ingress and egress to the Real Property. Contributors agree to furnish MCRLP with a copy of any such notice received within two (2) business days after receipt.

                        (10) Contributors have provided MCRLP with all reports in the possession of Owner, Contributors, its counsel or consultants, or under their control, related to the physical condition of the Real Property.

                        (11) Except as set forth on Schedule 5.1(k) annexed hereto, Contributors have no knowledge of any notices, suits, or judgments relating to any violations (including environmental) of any laws, ordinances or regulations affecting the Real Property, or any violations or conditions that may give rise thereto, and have no reason to believe that any agency, board, bureau, commission, department or body of any municipal, county, state or federal governmental unit, or any subdivision thereof, having, asserting or acquiring jurisdiction over all or any part of the Real Property or the management, operation, use or improvement thereof (collectively, the "Governmental Authorities" or "Governmental Authority" as the context requires) contemplates the issuance thereof, and there are no outstanding orders, judgments, injunctions, decrees or writ of any Governmental Authorities against or involving Owner, any of the Contributors or the Real Property. For purposes of this Agreement, the term "Governmental Authority" shall also include the Internal Revenue Service and any other federal, state, local or foreign taxing authority.

                        (12) There are no employees of Owner or the Contributors or any affiliates thereof working at or in connection with the Real Property except as set forth on Schedule 5.1(l).


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                        (13) Annexed hereto as Schedule 5.1(m) is a schedule of
all leasing commission obligations affecting the Property. The respective obligations of Owner, Contributors and MCRLP with respect to said commissions are set forth in Section 13.

                        (14) Neither Owner nor any of the Contributors has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Owner's or Contributor's creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Owner's or Contributor's assets, suffered the attachment or other judicial seizure of all, or substantially all, of Owner's or Contributor's assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

                        (15) Except as set forth on Schedule 5.1(o), the Personal Property is now owned and will on each of the Closing Date be owned by Owner or the Contributors free and clear of any conditional bills of sale, chattel mortgages, security agreements or financing statements or other security interests of any kind.

                        (16) Intentionally Deleted.

                        (17) Intentionally Deleted.

                        (18) Intentionally Deleted.

                        (19) Contributors have no knowledge that any part of the Real Property has been designated as wetlands or any other word of similar purport or meaning under the Federal Water Pollution Control Act, 33 U.S.C. ss.1251 et seq.; the Colorado Water Quality Control Act, Colo. Rev. Stat.
Section 25-8-101 et seq; or any other applicable federal, state, county or municipal statute, ordinance, rule, regulation, order or code.

                        (20) To the best of Contributors' knowledge, there are no active or inactive aboveground or underground storage tanks or vessels or associated piping at the Real Property, regardless of whether or not such tanks or vessels are regulated tanks or vessels, except as set forth on Schedule 5.1(t).

                        (21) Contributors have no knowledge of outstanding requirements or recommendations by (i) any insurance company currently insuring the Property; (ii) any board of fire underwriters or other body exercising similar functions; or (iii) the holder of any mortgage encumbering any of the Property, which require or recommend any repairs or work of a material nature to be done on the Property.

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                        (22) The financial statements, including the income and
expense statements and the balance sheets of Owner, the Contributors and their affiliates, excluding only those assets, liabilities and operations not contemplated to be contributed pursuant to this Agreement, relating to Owner's ownership and operation of the Property and the related statement of income, member's capital and cash flows, including the footnotes thereto (the "Property Financials") as of and for the years ending December 31, 1995, 1996 and 1997, fairly present the combined financial position of Owner and Contributors relating to the Property as of such dates and the results of operations and cash flows of Owner and the Contributors relating to the ownership and operation of the Property for such respective periods. The Property Financials from January 1, 1998, through the most recent month ending prior to the Closing Date, fairly present the combined financial position of the Property relating to the ownership and operation of the Property as of such date (subject to the normal year-end adjustments described in Schedule 5.1(v)) and with all interim financial statements of the Property heretofore delivered to MCRLP on behalf of Owner and the Contributors. Except as set forth on the Property Financials, there are no other direct or indirect indebtedness, liability, claim or loss that accrued prior to Closing, whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on the Property Financials or the notes thereto, including, without limitation, indebtedness for borrowed money (collectively, "Liabilities").

                        (23) Except as set forth in Schedule 5.1(w), Owner does not maintain any 401(k) savings plans, pension plans, multi-employer plans (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), employee benefit plans (as defined in ERISA) or employee welfare plans providing for benefits to Owner employees (each, an "Employer Plan"). From and after the date hereof, the Contributors shall not cause or permit Owner to adopt an Employer Plan. Mack-Cali shall have no liability to any current or former employees of Contributor or any affiliate thereof, including, without limitation, any liabilities which may arise as a result of the consummation of the transactions contemplated by this Agreement, under any plans or programs listed on Schedule 5.1(w), or arising under applicable Federal or state law, including, without limitation, under the Worker Adjustment and Retraining Nonfiction Act (WARN) and Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

                        (24) Intentionally Deleted.

                        (25) Except as disclosed in the Phase I Reports or otherwise set forth in Schedule 5.1(y):

                              (a) To the best of Contributors' knowledge, no
Governmental Authority has demanded in writing, addressed to Owner, Contributors or any of its affiliates, counsel or agents, that any Contaminants (as defined herein) be cleaned up or


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environmentally remediated at any Real Property, which has not been cleaned up or environmentally remediated.

                              (b) To the best of Contributors' knowledge, no
Contaminants have been Discharged (as hereinafter defined) which would allow a Governmental Authority to demand that a cleanup be undertaken.

                              (c) To the best of Contributors' knowledge, no
ss.104(e) informational request, issued pursuant to CERCLA (as hereinafter defined) with respect to the Real Property has been received by Contributors or Owner.

                              (d) To the best of Contributors' knowledge, all
pre- existing aboveground and underground storage tanks and vessels, if any, at the Real Property have been removed and their contents disposed of in accordance with and pursuant to all applicable Environmental Laws.

                              (e) To the best of Contributors' knowledge, there
is no asbestos or asbestos containing material requiring remediation under Environmental Laws (as hereinafter defined) on the Real Property, except as set forth on Schedule 5.1(y).

                              (f) To the best of Contributor's knowledge, all
transformers and capacitors containing polychlorinated biphenyls ("PCBs") , and all "PCB Items", as defined in 40 CFR, ss.761.3, located on or affecting the Real Property, are identified in Schedule 5.1(y) and are in compliance with all Environmental Laws.

                              (g) To the best of Contributors' knowledge, Owner
and the Contributors have all material certificates, licenses and permits (the "Permits"), including without limitation, environmental Permits, required to operate the Real Property. To the best of Contributors' knowledge, there is no violation of any Environmental Laws with respect to any Permits, all Permits are in full force and effect, are transferable with the Real Property, as the case may be, without additional payment by MCRLP, and shall, upon Closing, be transferred to MCRLP by Contributors and Owner.

                              (h) To the best of Contributors' knowledge, the
Real Property has not been used during the period of Owner's ownership as solid wastes disposal sites and facilities as defined in the Colorado Solid Wastes Disposal Sites and Facilities Law, Colo. Rev. Stat. Section 30-20-100.5 et seq. and the regulations promulgated thereunder.

                              (i) To the best of Contributors' knowledge, there
are no engineering or institutional controls at the Real Property, including without limitation, any deed notice, declaration of environmental restriction, groundwater classification exception area, well


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restriction area or other notice or use limitations pursuant to Colo. Rev. Stat.
Section 25-15-208 et seq. and the regulations promulgated thereunder.

                              (j) Neither Owner nor any of the Contributors have
transported any Contaminants from the Real Property to another location in violation of Environmental Laws.

                              (k) To the best of Contributors' knowledge, there
are no federal or state liens, as referenced under CERCLA and the regulations promulgated thereunder, or under any other applicable Environmental Law that have attached to the Real Property.

                              (l) Contributors and Owner have provided MCRLP
with all environmental site assessments, investigations, and documents and all other Environmental Documents (as that term is defined below) in their possession or under their control and shall continue to do so after execution of this Agreement promptly upon its receipt.

                              (m) For purposes of this Agreement, the following
words shall have the respective meaning set forth below:

                                    (i) "Contaminants" shall include, without
limitation, any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant or contaminant, as defined or referred to in the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601 et seq. ("CERCLA"); the Water Pollution and Control Act, 33 U.S.C. ss.1251 et seq.; together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof, as well as words of similar purport or meaning referred to in any other applicable federal, state, county or municipal environmental statute, ordinance, rule or regulation, including, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde and petroleum products and petroleum based derivatives.

                                    (ii) "Discharge" shall mean the releasing,
spilling, leaking, leaching, disposing, pumping, pouring, emitting, emptying, treating or dumping of Contaminants at, into, onto or from the Property regardless of whether the result of an intentional or unintentional action or omission.

                                    (iii) "Environmental Documents" shall mean
all environmental documentation in the possession or under the control of Owner or the Contributors concerning the Property or its environs, including, without limitation, all sampling plans, cleanup plans, preliminary assessment plans and reports, site investigation plans and reports, remedial investigation plans and reports, remedial action plans and reports, or the equivalent,


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sampling results, sampling result reports, data, diagrams, charts, maps, analysis, conclusions, quality assurance/quality control documentation, correspondence to or from any Governmental Authority, submissions to any Governmental Authority and directives, orders, approvals and disapprovals issued by any Governmental Authority.

(iv) "Environmental Laws" means each and every applicable federal, state, county or municipal statute, ordinance, rule, regulation, order, code, directive or requirement of any Governmental Authority in any way related to Contaminants.

                        (26) Owner and each Contributor shall have timely paid all Taxes (as defined herein) due and payable on or prior to the Closing Date. Owner and each Contributor shall have timely filed all Tax Returns (as defined herein) required to be filed on or prior to the Closing Date. Each such Tax Return is complete and accurate in all respects. Owner and each Contributor shall have timely paid or will timely pay, or shall have provided for or will provide for a cash reserve for the payment of, all Taxes due and payable on or after the Closing Date for all taxable periods (or portions thereof) ending on or prior to the Closing Date (a "Pre-Closing Tax Period" or "Pre-Closing Tax Periods"). Owner and each Contributor shall timely file all Tax Returns which relate to all Pre-Closing Tax Periods but which are required to be filed after the Closing Date. Each such Tax Return will be complete and accurate in all respects. True and complete copies of all Tax Returns filed by Owner and each Contributor for taxable periods beginning on or after January 1, 1994, and all written communications relating thereto, have been, or will be upon request, delivered to Mack-Cali. Owner has also provided, or will also provide upon request, to Mack-Cali copies of: (i) any letter ruling, determination letter or similar document issued to Owner by any Governmental Authority, and (ii) any closing or other agreement entered into by Owner with any Government Authority. Except as set forth on Schedule 5.1(z), there are no ongoing Audits or Audits pending or, to the knowledge of Owner or any Contributors against the Property, any Contributors or Owner. There are no agreements or waivers extending the statutory period of limitations with respect to any such Tax Returns or for the assessment or collection of any such Taxes. No claim has ever been made by a Governmental Authority in a jurisdiction where Owner or any Contributor does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                        (27) Annexed hereto as Schedule 5.1(aa) is a listing, for federal income tax purposes, of the following information, which is true, complete and correct in all aspects for each item of Property contributed through each Contributor's Interest: (i) its adjusted basis as of the first day of Owner's taxable year which includes the Closing Date; (ii) the date placed in service; (iii) the depreciation method; and (iv) the remaining useful life.

                        (28) Subject to the provisions of Section 5.5, no representation or warranty made by Owner or any Contributor contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the


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circumstances under which it was made, in order to make the statements herein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate, Schedule or Exhibit.

                        (29) As used throughout this Agreement, the phrases "to Contributor's knowledge," "to the knowledge of Contributor," "to the best of Contributor's knowledge" "to Owner's knowledge," "to the knowledge of Owner," "to the best of Owner's knowledge" or any similar derivation thereof, shall mean the actual (not constructive) knowledge of Terrence Claassen, David Goldberg, Chetter Latcham, Steve Leonard, Rich Majors, Adel Nassif, Chuck Peck and Della Wegman, without having undertaken any independent investigation of facts or legal issues without having any duty to do so, and without imputing to the aforementioned persons the knowledge of any employee, agent, representative or affiliate of Contributors or of any other person or entity.

                        (30) Annexed hereto as Schedule 5.1(dd)(i) is a true, complete and correct copy of Owner's operating agreement, as amended to date, and same shall be unchanged and in effect on the Closing Date. Annexed hereto as
Schedule 5.1(dd)(ii) is a filed copy of the articles of organization of Owner.

                        (31) Contributors have good and marketable title to one-hundred (100%) percent of Owner and 100% of Contributors' Interests, free of all liens and encumbrances whatsoever.

                        (32) Contributors have the power and authority to own their respective Contributors' Interests and to conduct and transact their own business and the business of Owner.

                        (33) The contribution of Contributors' Interests pursuant to this Agreement is authorized and within the power of each Contributor and is legal and will not conflict with, result in any breach of any of the provisions of, or constitute a default under the provisions of Owner's operating agreement or other instrument to which any Contributor is a party or by which any Contributor may be bound.

                        (34) Neither MCRLP, nor Mack-Cali shall be responsible, as a consequence of the contribution intended hereby, for any obligation (including any Taxes) of Owner or Contributor or for any liability, debt or obligation (including any Taxes) of Owner or Contributor to any third party including, without limitation, any employees of Owner or Contributor or any Employer Plan accruing during the period prior to Closing (and Contributor hereby agrees to indemnify, defend and hold MCRLP and Mack-Cali harmless from and against any such liability, debt or obligation, including any Taxes and reasonable attorney's fees), except for any obligations or liabilities of Owner or Contributor subject to which MCRLP or Mack-Cali has expressly agreed


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

to accept the assignment of Contributor's Interests and accruing during the period following Closing. The representations and the indemnity set forth herein shall be deemed to be material to MCRLP and Mack-Cali's obligation to perform hereunder and shall survive the Closing.

                        (35) After the Closing, Contributors shall not be entitled to receive from Owner any distribution or payment of indebtedness or for any other reason whatsoever, except for cash and receivables with respect to rent under the Leases for the period occurring prior to Closing to the extent Contributor is entitled to same under Article 11, as of the date of Closing, which shall be paid to Contributors.

                  ii. Intentionally Deleted.

                  iii. All representations and warranties made in this Agreement by Owner and the Contributors and those representations and warranties made by the Contributors and the Contributor Unit Holders in the certificate executed by each and delivered pursuant to Exhibit 10.2(ee) shall survive the Closing Date for a period of one (1) year, except that the representations and warranties set forth in clauses (a), (c), (w), (z) and (dd) through (hh) of Section 5.1 shall survive such Closing Date for the applicable period of the statute of limitations (unless otherwise specified herein), and shall not be merged in the Interest Assignments. Notwithstanding the foregoing, to the extent that a Tenant shall certify in its Estoppel Certificate (as defined below) as to any of the matters which are contained in the representations and warranties made by Owner and/or Contributors in Section 5.1(f) of this Agreement, then such representations and warranties as to such matters shall be of no further force or effect to the extent of any conflict. Apollo Real Estate Investment Fund II, L.P., a Delaware limited partnership; Pacifica Holding Company, a Colorado corporation; and Pacifica Holding Company, a Colorado limited liability company (collectively, "Guarantor"), and Contributors, jointly and severally, shall, pursuant to a separate indemnity agreement (the "Indemnity Agreement") in the form attached hereto as Exhibit 5.3, indemnify and defend MCRLP and Mack-Cali, and to hold MCRLP and Mack-Cali harmless, from and against any and all claims, liabilities, losses, deficiencies and damages as well as reasonable expenses (including attorney's, consulting and engineering fees), and interest and penalties related thereto, incurred by MCRLP by reason of or resulting from any breach, inaccuracy, incompleteness or non-fulfillment of the representations, warranties, covenants and agreements of Owner and Contributors contained in this Agreement to the full extent Owner or the Contributors would be liable therefor under the terms of this Agreement. The foregoing indemnity shall be deemed to be material to MCRLP and Mack-Cali's obligation to perform hereunder and shall survive the Closing. Notwithstanding the foregoing, Steven C. Leonard IRA, Cynthia O. Leonard IRA, Steven Ohren IRA and the members of Contributors shall have no liability for any loss resulting from any breach of the foregoing representations and warranties. In addition, except as set forth in Section 28, MCRLP and Mack-Cali shall not have a right to bring a claim against Contributors by virtue of any of the representations or warranties being false or misleading unless and until the aggregate damages to MCRLP and/or Mack-Cali are reasonably expected to exceed $100,000.00, but thereafter MCRLP


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and/or Mack-Cali may bring a claim against Contributors for the entire amount of its aggregate damages.

                  iv. Each Contributor acknowledges that it is not in a significantly disparate bargaining position with respect to MCRLP or Mack-Cali in connection with the transaction contemplated by this Agreement and that such Contributor was represented by legal counsel in connection with this transaction.

                  v. Mack-Cali and MCRLP each acknowledges that it has had, or will have had, as of the Closing, sufficient time to review all materials and information set forth in Schedule 5.5, and sufficient time and access to review and investigate the Property. Notwithstanding any other provision of this Agreement, except as set forth in Subsections 5.1(d), (e) and (f) as they relate to the Leases, the Estoppels and the Rent Rolls, the representations and warranties of Owner and Contributors as set forth herein or in each Contributor's Closing Certificate are hereby modified to be made true to the extent that, as of the date hereof with respect to the representations and warranties made herein, and as of the Closing Date with respect to the representations and warranties made by Owner and each Contributor as of the Closing Date, (i) information contained in the records made available as set forth Schedule 5.5 no longer makes the subject representation or warranty not true, whether or not either Mack-Cali or MCRLP has actual knowledge of such information, or (ii) either Mack-Cali or MCRLP has knowledge that the subject representation or warranty is untrue, or (iii) Contributors have delivered or made available to any of the individuals described in Section 6.1(l) other written information disclosing that the subject representation or warranty is not true, whether or not either Mack-Cali or MCRLP has actual knowledge of such information.

            f. REPRESENTATIONS AND WARRANTIES OF MACK-CALI AND MCRLP.

                  i. In order to induce Contributors to perform as required hereunder, Mack-Cali and MCRLP hereby jointly and severally warrant and represent the following:

                        (1) (i) MCRLP is a duly organized and validly existing limited partnership organized and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it hereunder, and to perform its obligations hereunder and under such other documents and instruments in order to acquire the Property in accordance with the terms and conditions hereof. All necessary actions of the partners of MCRLP to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement on its behalf have been taken.

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

                              (b) Mack-Cali is a duly organized and validly
existing corporation organized and in good standing under the laws of the State of Maryland, has all requisite power and authority to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it hereunder, and to perform its obligations hereunder and under such other documents and instruments in order to permit MCRLP to acquire the Property in accordance with the terms and conditions hereof. All necessary actions of the board of directors of Mack-Cali to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement on its behalf have been taken.

                        (2) This Agreement and the agreements and other documents to be executed and delivered by each of Mack-Cali and MCRLP hereunder, when duly executed and delivered, will be the legal, valid and binding obligation of each of Mack-Cali and MCRLP, enforceable in accordance with the terms of this Agreement. The performance by each of Mack-Cali and MCRLP of each of its duties and obligations under this Agreement and the documents and instruments to be executed and delivered by each of them hereunder will not conflict with, or result in a breach of, or default under, any provision of any of the organizational documents of each of Mack-Cali and MCRLP or any agreements, instruments, decrees, judgments, injunctions, orders, writs, laws, rules or regulations, or any determination or award of any court or arbitrator, to which each of Mack-Cali and MCRLP is a party or by which each of its assets are or may be bound.

                        (3) The Contributor Units to be issued to Contributors and/or the Unit Holders are duly authorized and, when issued by MCRLP, will be fully paid and non-assessable, free and clear of any mortgage, pledge, lien, encumbrance, security interest, claim or rights of interest of any third party of any nature whatsoever. The shares of Common Stock to be issued by Mack-Cali upon redemption of the Contributor Units will be reserved for future listing with the New York Stock Exchange prior to the date upon which any of the same will be exercisable or redeemable for Common Stock, and, upon such issuance, will be fully paid and non-assessable, free and clear of any mortgage, pledge, lien, encumbrance, security interest, claim or rights of interest of any third party of any nature whatsoever.

                        (4) MCRLP has furnished to Contributors a true and complete copy of the OP Agreement, as amended to date.

                        (5) Mack-Cali has caused to be delivered to Contributors copies of the OP Agreement. The SEC Documents were, and those additional documents filed between the date hereof and the Closing will be, prepared and filed in compliance with the rules and regulations promulgated by the SEC, and do not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements contained therein, in light of the circumstances under which they were made or will be made, not misleading.

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

                        (6) The consolidated financial statements included in the SEC Documents have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q) and present fairly (subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments) the consolidated financial position of Mack-Cali and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended. For purposes of this Agreement, "Subsidiaries" shall mean (i) any entity of which Mack-Cali (or other specified entity) shall own directly or indirectly through a subsidiary, a nominee arrangement or otherwise (x) at least a majority of the outstanding capital stock (or other shares of beneficial interest), or (y) at least a majority of the partnership, joint venture or similar interests; and (ii) any entity in which Mack-Cali (or other specified entity) is a general partner or joint partner, including without limitation MCRLP. "Subsidiaries" shall specifically exclude Mack-Cali Services, Inc. and The Grove Street Urban Renewal Corp., which are the only non-qualified REIT subsidiaries of Mack-Cali as of the date hereof.

                        (7) No action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, is pending or, to the best of each of Mack-Cali's and MCRLP's knowledge, threatened, at law or in equity, against either of Mack-Cali or MCRLP before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which would prevent either of Mack-Cali or MCRLP from performing its respective obligations pursuant to this Agreement.

                        (8) The execution and delivery of this Agreement and the performance by each of Mack-Cali and MCRLP of its respective obligations hereunder do not and will not conflict with or violate any law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Mack-Cali or MCRLP, including without limitation, the United States of America, the States of New York and New Jersey or any political subdivision of any of the foregoing, or any decision or ruling of any arbitrator to which Mack-Cali or MCRLP is a party or by which Mack-Cali or MCRLP is bound or affected.

                        (9) (1) Mack-Cali (A) intends to file its federal income tax return for the tax year that will end on December 31, 1997, as a real estate investment trust ("REIT") within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"), (B) has complied with all applicable provisions of the Code which would have enabled it to qualify as a REIT for 1995 and 1996, (C) has operated, and intends to continue to operate, in such a manner so as to enable it to qualify as a REIT for 1998 and subsequent years, and (D) has not taken or omitted to take any action which would reasonably be expected to cause its disqualification as a REIT, and no challenge to its REIT status is pending or, to Mack-Cali's knowledge, threatened.


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

                              (2) Mack-Cali has timely filed with the
appropriate Governmental Authority all Tax Returns required to be filed by it or has timely requested extensions and any such request has been granted and has not expired. Each such Tax Return is true and correct in all material respects. All Taxes shown as owed by Mack-Cali or any of its Subsidiaries on any Tax Return have been paid or accrued, except for Taxes being contested in good faith and for which adequate reserves have been established. None of Mack-Cali or any of its Subsidiaries has executed or filed with the Internal Revenue Service or any other taxing authority any agreement now in effect extending the period for assessment or collection of any Tax.

                              (3) To its knowledge, as of the date hereof, Mack-
Cali is a "domestically-controlled" REIT within the meaning of Section 897(h)(4)(B) of the Code.

                        (10) All of Mack-Cali's real property and other material assets are owned by Mack-Cali indirectly through its ownership of MCRLP and MCRLP's Subsidiaries.

                        (11) Neither Mack-Cali nor MCRLP has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by either of Mack-Cali's or MCRLP's creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Mack-Cali's or MCRLP's assets, suffered the attachment or other judicial seizure of all, or substantially all, of Mack-Cali's or MCRLP's assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

                        (12) As used throughout this Agreement, the phrases "to Mack-Cali's knowledge," "to the knowledge of Mack-Cali," "to the best of Mack-Cali's knowledge" "to MCRLP's knowledge," "to the knowledge of MCRLP," "to the best of MCRLP's knowledge" or any similar derivation thereof, shall mean the actual (not constructive) knowledge Tim Jones, John DeBari, Daniel Wagner, Andrew Greenspan, Roger W. Thomas, and Terry Noyes, without having undertaken any independent investigation of facts or legal issues without having any duty to do so, and without imputing to the aforementioned persons the knowledge of any employee, agent, representative or affiliate of Mack-Cali, MCRLP or of any other person or entity.

                  ii. Each of Mack-Cali and MCRLP acknowledges that it is not in a significantly disparate bargaining position with respect to Contributor in connection with the transaction contemplated by this Agreement and that Mack-Cali and MCRLP were represented by legal counsel in connection with this transaction.

                  iii. All representations and warranties made by Mack-Cali and MCRLP in this Agreement shall survive the Closing Date for a period of eighteen
(18) months, except that the representations and warranties set forth in clauses
(a) and (b) of Section 6.1 shall


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

survive the Closing Date for the applicable period of the statute of limitations (unless otherwise specified herein), and shall not be merged in the Assignment of Contributor's Interest. Mack-Cali and MCRLP agree to indemnify and defend Contributors, and to hold Contributors harmless, from and against any and all claims, liabilities, losses, deficiencies and damages as well as reasonable expenses (including attorney's, consulting and engineering fees), and interest and penalties related thereto, incurred by Contributors by reason of or resulting from any breach, inaccuracy, incompleteness or non-fulfillment of the representations, warranties, covenants and agreements of Mack-Cali and MCRLP contained in this Agreement. Notwithstanding the foregoing, the partners and/or shareholders of MCRLP and Mack-Cali shall have no liability for any loss resulting from any breach of the foregoing representations and warranties. In addition, Contributors shall not have a right to bring a claim against Mack-Cali or MCRLP by virtue of any of the representations or warranties being false or misleading unless and until (a) such false or misleading representation or warranty has a material adverse affect on the transactions contemplated herein; and (b) the aggregate damages to Contributors is reasonably expected to exceed $100,000.00, but thereafter Contributors may bring a claim against Mack-Cali or MCRLP for the entire amount of their aggregate damages.

            g. INTERIM OPERATING COVENANTS OF CONTRIBUTORS.

                  i. Contributors covenant and agree that between the date hereof and the Closing Date (the "Interim Period"), they shall perform or observe or cause Owner to perform or observe the following with respect to the Real Property:

                        (1) Owner will complete any capital expenditure program currently in process or anticipated to be completed. Owner and Contributors will not defer taking any actions or spending any of its funds, or otherwise manage the Real Property differently, due to the transaction contemplated by this Agreement.

                        (2) Owner, as landlord, will not enter into any new leases with respect to the Property, or renew or modify any Lease, without MCRLP's prior written consent; provided, however that Owner shall be permitted to enter into new leases, renewals or modifications upon prior notice to, but without the prior written consent of MCRLP, so long as such lease, renewal or modification is on market terms and conditions with bona fide third parties and is the type of transaction which Owner currently enters into in the ordinary course of its business.

                        (3) Owner shall comply with and/or remedy all violations of statutes, ordinances, rules, regulations, orders, codes, directives or requirements affecting the Real Property, whether or not such violations are now noted in the records of or have been issued by any Governmental Authorities prior to the Closing, and the Real Property shall be conveyed free of any such violations, including, without limitation, violations of Environmental Laws.

                        (4) Neither Owner nor any Contributors shall:


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

                              (a) Enter into any agreement requiring Owner to do
work for any Tenant after the Closing Date without first obtaining the prior written consent of MCRLP, unless such agreement is on market terms and conditions with bona fide third parties and is the type of agreement which Owner currently enters into in the ordinary course of its business, in which case no consent of MCRLP will be required; or

                              (b) Accept the surrender of any Service Contract
or Lease, or grant any concession, rebate, allowance or free rent, except in its ordinary course of business on market terms, with bona fide third parties and upon prior written notice to MCRLP.

                              (c) Intentionally Deleted.

                        (5) Owner shall not, between the date hereof and the Closing Date, apply any Security Deposits with respect to any Tenant in occupancy on the Closing Date, except in its ordinary course of business. Owner and Contributors shall provide MCRLP with an updated schedule of Security Deposits at the Closing.

                        (6) Between the date hereof and the Closing Date, Owner will not renew, extend or modify any of the Service Contracts without the prior written consent of MCRLP unless such is done by Owner in the ordinary course of its business and such Service Contracts contain a right to terminate on thirty
(30) days' notice with no material cost to exercise such right, in which case no consent of MCRLP will be required.

                        (7) Owner and Contributors shall not remove or permit the removal of any Personal Property located in or on the Property, except as may be required for repair and replacement. All replacements shall be free and clear of liens and encumbrances except to the extent the original Personal Property was so encumbered and shall be of quality at least equal to the replaced items and shall be deemed included in this sale, without cost or expense to MCRLP, other than expressly provided herein.

                        (8) Owner and Contributors shall, upon request of MCRLP at any time after the date hereof, assist MCRLP in its preparation of audited financial statements, statements of income and expense, and such other documentation as MCRLP may reasonably request, covering the period of Owner's ownership of the Real Property.

                        (9) Between the date hereof and the Closing Date, Owner will make all required payments under any mortgage affecting the Real Property within any applicable grace period, but without reimbursement by MCRLP therefor. Owner shall also comply with all other material terms covenants and conditions of any mortgage on the Real Property.


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

                        (10) Owner shall not cause or permit the Real Property or any interest therein (including without limitation the Improvements or the Contributors' Interests), to be alienated, mortgaged, licensed, encumbered or otherwise be transferred.

                        (11) Owner agrees to maintain and keep in full force and effect the hazard, liability and casualty insurance policies it is currently maintaining, which policies Contributors represent are sufficient to protect, to a reasonable and prudent extent, the owner of the Property, in such amounts as are required so as not to be deemed a co-insurer, and for actual replacement cost, against any loss, damage, claim or liability.

                        (12) Owner and Contributors shall permit MCRLP and its authorized representatives to inspect the Books and Records of their operations at all reasonable times upon reasonable notice. All Books and Records not conveyed to MCRLP hereunder shall be maintained for MCRLP's inspection at each Contributor's address as set forth in Exhibit A hereto.

                        (13) Owner and Contributors shall:

                              (a) promptly notify MCRLP of, and promptly deliver
to MCRLP, a certified true and complete copy of any notice Owner or Contributors may receive, on or before the Closing Date from any Governmental Authority concerning a violation of Environmental Laws or Discharge of Contaminants;

                              (b) contemporaneously with the signing and
delivery of this Agreement, and subsequently promptly upon receipt by Owner or its representatives, deliver to MCRLP a certified true and complete copy of all Environmental Documents; and

                              (c) timely provide MCRLP with drafts of any
pertinent documentation in connection with leasing matters, Service Contracts and agreements for work to be done on behalf of Tenants and shall keep MCRLP informed of all substantive negotiations and discussions with respect to the foregoing matters on an on-going basis.

                  ii. Prior to the Closing, Contributors shall deliver to MCRLP reviewed Property Financials as set forth in Section 5.1(v). Within thirty (30) days after the Closing Date, Contributors shall deliver to MCRLP Property Financials, as set forth in Section 5.1(v), through the Closing Date. The provisions of this Section 7.2 shall survive the Closing Date.

                  iii. Intentionally Deleted.

                  iv. Intentionally Deleted.

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

                  v. Owner and Contributors will timely pay all Taxes due and payable by each of them during the Interim Period. Owner and Contributors will timely file all Tax Returns required to be filed by them during the Interim Period. Each such Tax Return will be complete and accurate in all respects and will be filed on a basis consistent with past practice. A copy of all such Tax Returns shall be delivered to Mack-Cali at least three (3) days prior to such Tax Returns being filed. The obligations set forth in this Section 7.5 shall survive the expiration or earlier termination of this Agreement and/or shall survive the Closing Date for the applicable period of the statute of limitations.

            h. INTENTIONALLY DELETED.

            i. ESTOPPEL CERTIFICATES.

                  i. Contributors agree to deliver to each Tenant, no later than the date hereof, an estoppel certificate in the form annexed hereto as Exhibit
9.1 for Tenant's execution, completed to reflect Tenant's particular Lease status. Contributors agree to use commercially reasonable efforts to obtain from all Tenants the estoppel certificates in such form; provided, however, that if any Tenant shall refuse to execute an estoppel letter in such form, Contributors shall nevertheless use commercially reasonable efforts to obtain estoppel certificates in the form in which each Tenant is obligated to deliver the same as provided in its Lease. Contributors agree to deliver to MCRLP copies of all estoppel letters received by Tenants, in the form received by Owner or Contributors. The estoppel certificates required to be obtained pursuant to this
Section 9.1 are collectively referred to as the "Estoppel Certificates".

                  ii. As a condition to the Closing, Contributors shall deliver
(a) an Estoppel Certificate from all Tenants which lease space at the Real Property in excess of 10,000 square feet or more in the aggregate, and (b) Estoppel Certificates from the remaining Tenants leasing in the aggregate at least seventy-five (75%) percent of the square footage of the Real Property including the Tenants set forth in Clause 9.2(a) above.

                  iii. For an Estoppel Certificate to be deemed delivered for purposes of this Agreement, it must certify that Tenant's most recent rental payment under its Lease was made not more than one (1) month prior to the month in which the Closing occurs.

            j. CLOSINGS.

                  i. (a) Closing. The consummation of the transactions contemplated hereunder with respect to the Property (the "Closing") shall take place at the offices of Brownstein, Hyatt, Farber & Strickland, P.C., 410 Seventeenth Street, 22nd Floor, Denver, Colorado, 80202-4437, on or about March 25, 1998 (the "Closing Date"). Upon notice to


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

Contributors, MCRLP may elect to accelerate the Closing Date to a date not less than five (5) days after the date of MCRLP's notice.

                        (2) Intentionally Deleted.

                        (3) Intentionally Deleted.

                        (4) Intentionally Deleted.

                  ii. On the Closing Date, except as otherwise set forth in subsections 10.2(z) and 10.2(aa), Contributor, at its sole cost and expense, will deliver or cause to be delivered to MCRLP the following documents, fully executed by all parties thereto other than MCRLP or parties claiming by, through or under MCRLP:

                        (1) Duly executed and acknowledged assignments from each Contributor of such Contributor's Interest (the "Interest Assignments"), in the form annexed hereto as Exhibit 10.2(a), to MCRLP or its designee, as assignee, together with all applicable and requisite consents, mortgagee consents and resolutions authorizing the assignment and transaction.

                        (2) All original Leases and all other documents pertaining thereto, and certified copies of such Leases or other documents where Contributors, using their best efforts, are unable to deliver originals of the same.

                        (3) All other original documents or instruments referred to herein, including without limitation the Service Contracts, Licenses and Permits and Books and Records, and certified copies of the same where Contributors, using their best efforts, are unable to deliver originals of the same.

                        (4) Intentionally Deleted.

                        (5) Intentionally Deleted.

                        (6) Duly executed and acknowledged Omnibus Assignment in the form of Exhibit 10.2(f).

                        (7) Intentionally Deleted.

                        (8) Affidavits and indemnities required by the Title Company in connection with non-imputation title insurance endorsements and such other documents and instruments required by the Title Company, executed by Contributors certifying (i) against any work done or supplies delivered to the Real Property which might be grounds for a materialman's


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

or mechanic's lien under or pursuant to Colorado Lien Law, in form sufficient to enable the Title Company to affirmatively insure MCRLP against any such lien,
(ii) that the signatures on the Interest Assignments are sufficient to bind Contributors and convey the Contributors' Interest to MCRLP, (iii) the Rent Roll, and (iv) that Contributors shall indemnify the Title Company against any loss resulting from the imputation of knowledge to MCRLP, or Mack-Cali through Contributors.

                        (9) Affidavits and other instruments, including but not limited to all organizational documents of Owner and Owner's members, as applicable, including Owner's operating agreements, filed copies of the articles of organization and good standing certificates (or its equivalent), reasonably requested by MCRLP and the Title Company evidencing the power and authority of Owner and Contributors to enter into this Agreement and any documents to be delivered hereunder, and the enforceability of the same.

                        (10) The original Estoppel Certificates.

                        (11) A list of all cash security deposits and all non-cash security deposits (including letters of credit) delivered by Tenants under the Leases, together with other instruments of assignment, transfer or consent as may be necessary to permit MCRLP to realize upon the same and as may be required by the issuing banks of any cash and non-cash security deposits to reflect a change in the beneficial interest of the Owner and changes in signatories to the bank accounts holding the cash and non-cash security deposits.

                        (12) A certificate indicating that the representations and warranties of Owner and Contributors made in this Agreement are true and correct as of the Closing Date or if there have been any changes, a description thereof.

                        (13) A Rent Roll for the Property, current as of the Closing Date, certified by Owner and Contributors as being true and correct in all material respects.

                        (14) All proper instruments as shall be reasonably required for the conveyance to MCRLP of all right, title and interest, if any, of Owner and Contributors in and to any award or payment made, or to be made,
(i) for any taking in condemnation, eminent domain or agreement in lieu thereof of land adjoining all or any part of the Improvements, (ii) for damage to the Land, or Improvements or any part thereof by reason of change of grade or closing of any such street, road, highway or avenue, and (iii) for any taking in condemnation or eminent domain of any part of the Land and Improvements.

                        (15) In order to avoid the imposition of the withholding tax payment pursuant to Section 1445 of the Code, a certificate which is in a form acceptable to Mack-Cali and which is signed by each Contributor (or an appropriate officer of each Contributor that is


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

an entity) to the effect that such Contributor is not a "foreign person" as that term is defined in Section 1445(f)(3) of the Code.

                        (16) All such transfer and other tax declarations and returns and information returns, duly executed and sworn to by Contributors as may be required of Contributors by law in connection with the transfer of Contributors' Interests to MCRLP, including but not limited to, Internal Revenue Service forms and the declaration required to be filed pursuant to Title 39,
Article 14 of the Colorado Revised Statutes.

                        (17) A statement setting forth all adjustments and prorations shown thereon.

                        (18) A Tradenames Assignment Agreement substantially in the form of Exhibit 10.2(r).

                        (19) Estoppel certificates addressed to MCRLP from the mortgagees of the mortgages, if any, in form and substance reasonably acceptable to MCRLP.

                        (20) An opinion of counsel from Brownstein, Hyatt, Farber & Strickland, P.C., substantially in the form of Exhibit 10.2(t) regarding the due execution, delivery, and enforceability of this Agreement, the foregoing documents and the contribution by each Contributor of its Contributor's Interest to MCRLP.

                        (21) Duly executed and acknowledged Indemnity Agreement substantially in the form of Exhibit 5.3.

                        (22) Intentionally Deleted.

                        (23) A Registration Rights Agreement substantially in the form of Exhibit 10.3(g).

                        (24) Intentionally Deleted.

                        (25) Such other documents as may be reasonably required by MCRLP or as may be appropriate to effectuate the consummation of the transactions contemplated by this Agreement.

                        (26) At least fifteen (15) days prior to the Closing Date, a schedule setting forth, with respect to each Contributor that will receive Contributor Units as part of the consideration: (i) the identity of such Contributors and the amount of Contributor Units so allocated to any such Contributor; (ii) the gross fair market value of the interest that such Contributor


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

is transferring to MCRLP for purposes of determining the gain or loss that will be recognized for federal income tax purposes as a result of the transfer; (iii) the adjusted basis of such interest immediately prior to the contribution; (iv) the amount of cash and Contributor Units allocated to such interest; and (v) the amount of any liability relating to such interest that MCRLP will either assume or to which such interest will be subject and which does not constitute a "qualified liability" within the meaning of Treasury Regulations Section 1.707-5(a)(6).

                        (27) At least fifteen (15) days prior to the Closing Date, a schedule setting forth: (i) any Contributor named for purposes of
Section 10.2(z)(i) which is to receive less than the full amount of Contributor Units indicated for purposes of Section 10.2(z)(i); and (ii) the names of those persons who are to receive Contributor Units that each such Contributor would otherwise be entitled to receive and the amount of units that any such persons are to receive. At least fifteen (15) days prior to the Closing Date, each Contributor to which this Section 10.2(aa) is relevant shall issue "direction letters" to MCRLP (in the form acceptable to MCRLP), to the effect that each such Contributor authorizes the issuance by MCRLP of Contributor Units directly to such persons (and in such amounts) which are set forth for purposes of
Section 10.2(aa)(ii).

                        (28) A letter from each applicable municipal department or agency having jurisdiction that the Property is in compliance with the laws, codes, rules, regulations and ordinances regarding (i) zoning, (ii) building,
(iii) health and (iv) fire, life and safety.

                        (29) A computer diskette containing any closing or other documents executed in connection with this transaction and prepared by Owner, Contributors or their counsel, in WordPerfect or Microsoft Word format.

                        (30) All original organizational documents relating to Owner and the Contributors, and all statements of accounts, books and records and insurance policies.

                        (31) A certificate executed by each Contributor Unit Holder and each Contributor receiving Contributor Units, substantially in the form of Schedule 10.2(ee).

                        (32) A counterpart to the OP Agreement substantially in the form of Exhibit 10.2(ff), executed by each Contributor Unit Holder and each Contributor receiving Contributor Units.

                  iii. On the Closing Date, Mack-Cali and MCRLP, at their sole cost and expense, will deliver or cause to be delivered to Contributors the following documents, fully executed by all parties thereto other than Contributors or parties claiming by, through or under Contributors:

                        (1) The Cash Payment, net of adjustments and prorations.


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

                        (2) The Permanent Certificates representing, in the aggregate, the Contributor Units.

                        (3) Intentionally Deleted.

                        (4) Duly executed and acknowledged Omnibus Assignment in the form of Exhibit 10.2(f) annexed hereto.

                        (5) A certificate indicating that the representations and warranties of Mack-Cali and MCRLP made in this Agreement are true and correct as of the Closing Date or if there have been any changes, a description thereof.

                        (6) Affidavits and other instruments, including but not limited to all organizational documents of Mack-Cali and MCRLP including limited partnership agreements, filed copies of limited partnership certificates, articles of organization, and good standing certificates, reasonably requested by Contributors evidencing the power and authority of Mack-Cali and MCRLP to enter into this Agreement and any documents to be delivered hereunder, and the enforceability of the same.

                        (7) A Registration Rights Agreement substantially in the form of Exhibit 10.3(g).

                        (8) Intentionally Deleted.

                        (9) A Tradenames Assignment Agreement substantially in the form of Exhibit 10.2(r).

                        (10) Intentionally Deleted.

                        (11) Duly executed and acknowledged Interest Assignments in the form of Exhibit 10.2(a).

                        (12) Such other documents as may be reasonably required or appropriate to effectuate the consummation of the transactions contemplated by this Agreement.

            iv. Contributor shall pay for the premium charges and costs for title insurance policies (but not any endorsements to such policies required by Mack-Cali); all survey costs; all costs incurred to repay or satisfy any and all liens; all costs incurred with respect to non-imputation endorsements to title insurance policies obtained by MCRLP; all leasing commissions due to Tenants in connection with the initial and/or current terms of their respective Leases; all costs of tenant improvement concessions due to Tenants in connection with the initial and/or current terms


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

of their respective Leases; and all customary prorations and apportionments. Mack-Cali shall pay for the costs of all customary documentary and recording fees, if any; the cost of any endorsements to its title insurance policies (with the exception of any non-imputation endorsements); all due diligence investigations costs (including, without limitation, the cost of all Phase I Reports for the Property, which environmental assessment reports shall be dated no more than thirty (30) days prior to the Closing Date); and all customary prorations and apportionments. Each party shall be responsible for its own attorney's fees. The provisions of this Section 10.4 shall survive the Closing.

                  v. The Closing shall be consummated without compliance with bulk sales laws. If by reason of any applicable bulk sales law, any claims are asserted by creditors of Contributors related to periods prior to the Closing, such claims shall be the responsibility of Contributors, and Contributors shall jointly and severally indemnify, defend and hold harmless MCRLP (and its respective directors, officers, employees, affiliates, successors and assigns) from and against all losses or liabilities, if any, based upon, arising out of or otherwise in respect of the failure to comply with such bulk sales laws.

                  vi. Mack-Cali and MCRLP acknowledge and agree that, except as set forth in this Agreement, MCRLP is acquiring the Property in its "as is" condition "subject to all faults" and specifically and expressly without any warranties, representations or guarantees, either express or implied, of any kind, nature, or type whatsoever from or on behalf of Contributors. Mack-Cali and MCRLP acknowledge that except for documents, reports and information related to the environmental integrity of the Real Property, neither Mack-Cali nor MCRLP has relied and is not relying on any information, document, reports, sales brochure or other literature, maps or sketches, financial information, projections, pro formas or statements, that may have been given by or made by or on behalf of Contributors with respect to the Property. MCRLP and Mack-Cali further acknowledge that all materials relating to the Property which have been provided by Contributors, including but not limited to, the Phase I Reports, have been provided without any warranty or representation, expressed or implied as to their content, suitability for any purpose, accuracy, truthfulness or completeness and neither MCRLP nor Mack-Cali shall have any recourse against Contributors or its counsel, advisors, agents, officers, directors or employees for any information in the event of any errors therein or omissions therefrom.

                  Contributors do not warrant or make any representation, express or implied, as to the merchantability, quantity, quality, condition, suitability or fitness of the Property for any purpose whatsoever, including, without limitation, its compliance with applicable building codes and ordinances, zoning laws, environmental laws including, without limitation, the Clean Air Act, CERCLA and the Super Fund Amendments and Reauthorization Act ("SARA"), the Americans with Disabilities Act, and any other federal, state or local statutes, codes or ordinances. MCRLP also acknowledges and agrees that (i) the representations and warranties of Contributors in Section 5 of this Agreement and (ii) provisions in this Agreement for delivery of existing Phase I Reports and inspection and investigation of the Property are adequate to enable MCRLP to make MCRLP's own


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

determination with respect to the suitability or fitness of the Property, including, without limitation, its compliance with applicable building codes and ordinances, zoning laws, environmental laws including, without limitation, the Clean Air Act, CERCLA and SARA, the Americans with Disabilities Act, and any other federal, state or local statutes, codes or ordinances.

                  Except to the extent (a) caused by a breach of any of Contributors' representations hereunder; (b) related to claims by or liabilities to third parties unrelated to Mack-Cali or MCRLP; or (c) as otherwise expressly set forth herein, including, without limitation, as indemnified under the Indemnity Agreement, MCRLP and Mack-Cali, for themselves and their successors and assigns, hereby release each of the Contributors, and their agents, employees, partners, officers, directors, members, managers, contractors, consultants and representatives from, and waive any and all causes of action or claims against any of such persons for (i) any and all liability attributable to any physical condition of or at the Property, including, without limitation, the presence on, under or about the Property of any materials the release or storage of which is regulated by law; (ii) any and all liability resulting from the failure of the Property to comply with any applicable laws; and (iii) any liabilities, damages or injury arising from, connected with or otherwise caused by statements, opinions or information obtained from any of such persons with respect to the Property.

            k. ADJUSTMENTS.

                  i. The following items under (a) through (g) with respect to the Real Property are to be apportioned as of midnight on the date preceding the
Closing:

                        (1) Rents, escalation charges and percentage rents payable by Tenants as and when collected. All moneys received from Tenants from and after the Closing shall belong to MCRLP and shall be applied by MCRLP to current rents and other charges under the Leases. After application of such moneys to current rents and charges, MCRLP agrees to remit to Contributors any excess amounts paid by a Tenant to the extent that such Tenant was in arrears in the payment of rent prior to the Closing.

                        (2) A cashier's or certified check or wire transfer to the order of MCRLP in the amount of all cash Security Deposits and any prepaid rents, together with interest required to be paid thereon. At the election of MCRLP, such amount may be allotted to MCRLP as a credit against the Cash Payment.

                        (3) Utility charges payable by Owner, including without limitation, electricity, water charges and sewer charges. If there are meters on the Real Property, Contributors will cause readings of all said meters to be performed not more than ten (10) days prior to the Closing Date.


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

                        (4) Amounts payable under the Service Contracts other than those Service Contracts which MCRLP has elected not to assume.

                        (5) Real estate taxes due and payable for the calendar year. If the Closing Date shall occur before the tax rate is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation.

                        (6) The value of fuel stored at any of the Real Property, at Owner's most recent cost, including taxes, on the basis of a reading made within fifteen (15) days prior to the Closing by Owner's supplier.

                        (7) Intentionally Deleted.

                  ii. Intentionally Deleted.

                  iii. At the Closing, Contributors shall deliver to MCRLP a list of additional rent, however characterized, under all Leases, including without limitation, real estate taxes, electrical charges, utility costs and operating expenses (collectively, "Additional Rents") billed to Tenants for the calendar year 1998 (both on a monthly basis and in the aggregate), the basis for which the monthly amounts are being billed and the amounts incurred by Owner on account of the components of Additional Rent for calendar year 1998. Upon the reconciliation by MCRLP of the Additional Rents billed to Tenants, and the amounts actually incurred for calendar year 1998, Contributors and MCRLP shall be liable for overpayments of Additional Rents, and shall be entitled to payments from Tenants, as the case may be, on a pro rata basis based upon each party's period of ownership during calendar year 1998. Notwithstanding the foregoing, the calculation of real estate taxes, and the collection of Additional Rents from Tenants attributable to such real estate taxes, as reflected on the closing statement related hereto, shall be final as of the Closing Date.

                  iv. Intentionally Deleted.

                  v. If, on the Closing Date, the Property or any part thereof shall be or shall have been affected by an assessment or assessments which are or may become payable in annual installments, all the unpaid installments of any such assessment due and payable on or prior to the Closing Date shall be paid and discharged by Contributors on the Closing Date.

                  vi. Except as otherwise provided in this Agreement, the adjustments shall be made in accordance with the customs in respect to title closings in the State of Colorado.

                  vii. Any errors in calculations or adjustments shall be corrected or adjusted as soon as practicable after the Closing.


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

                  viii. The provisions of this Section 11 shall survive the Closing Date.

            l. CONDITIONS PRECEDENT TO CLOSING.

                  i. The obligations of Contributors to deliver the Contributors' Interests and to perform the other covenants and obligations to be performed by Contributors on the Closing Date shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by Contributor):

                        (1) The representations and warranties made by MCRLP and Mack-Cali herein shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; provided, however, that a failure of any representations or warranties to be true and correct in all material respects shall not give rise to a claim by Contributors hereunder so long as such matters do not have a material adverse effect on the transactions contemplated herein.

                        (2) MCRLP and Mack-Cali shall have executed and delivered to Contributors all of the documents provided herein for said delivery.

                        (3) Intentionally Deleted.

                        (4) Mack-Cali and MCRLP shall have performed all covenants and obligations undertaken by Mack-Cali and MCRLP herein in all material respects and complied with all material conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

                  ii. The obligations of Mack-Cali and MCRLP to deliver the Permanent Certificates to Contributor Unit Holders and to accept the Contributors' Interests and Mack-Cali's and MCRLP's obligation to perform the other covenants and obligations to be performed by Mack-Cali and MCRLP on the Closing Date shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by Mack-Cali or MCRLP):

                        (1) Subject to Section 5.5(a) the representations and warranties made by Owner and Contributors herein shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. For the purposes of the Closing condition described in this Section 12.2(a), any limitation to the knowledge, best knowledge, or actual knowledge in any representation, warranty, covenant or agreement made by Owner and Contributors herein shall be inapplicable.


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

                        (2) Contributors shall have performed all covenants and obligations undertaken by Contributors herein in all respects and complied with all conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

                        (3) The Title Company is unconditionally prepared to issue to MCRLP a Title Policy meeting the requirements set forth in Section 4 hereof for an "insurable title".

                        (4) The Real Property shall be in compliance with all Environmental Laws.

                        (5) Contributors shall have executed and delivered to MCRLP all of the documents or other requisite documents provided for herein for said delivery.

            m. INTENTIONALLY DELETED.

            n. LEASING COMMISSIONS AND TENANT IMPROVEMENT OBLIGATIONS.

                  All leasing commissions due on account of the original term of all Leases made before the date of this Agreement and extensions and renewals which are presently effective (but not renewals or extensions of such leases which are exercised after the Closing Date) shall be paid by Contributor. MCRLP shall be credited at Closing as set forth on Schedules 5.1(f) and 5.1(m) respectively with respect to certain tenant improvement and leasing commission obligations, but Contributors shall remain liable for any amounts due and owing in excess of such credits. All leasing commissions on account of extensions or renewals of Leases made after the Closing Date shall be paid by MCRLP. All tenant improvements obligations shall be satisfied prior to the Closing Date. The provisions of this Section shall survive the Closing.

            o. ASSIGNMENT.

                  This Agreement may not be assigned by Mack-Cali or MCRLP except to a directly or indirectly wholly-owned subsidiary or subsidiaries of Mack-Cali or MCRLP, or to a partnership in which any such wholly-owned subsidiary or subsidiaries owns, either directly or indirectly, at least seventy-five (75%) percent of the profits, losses and cash flow thereof and controls the management of the affairs of such partnership (any such entity, a "Permitted Assignee") and any other assignment or attempted assignment by Mack-Cali or MCRLP shall be deemed null and void and of no force and effect. Notwithstanding anything to the contrary contained herein, Mack-Cali or MCRLP may assign the Contributors' Interests to various entities, provided that each of such entities is a Permitted Assignee. A copy of any assignment permitted hereunder, together with an agreement of the assignee assuming all of the terms and conditions of this


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Agreement to be performed by Mack-Cali or MCRLP with respect to the portion of the Real Property, in form reasonably satisfactory to counsel for Contributors, shall be delivered to the attorneys for Contributors prior to the Closing, and in any event, no such assignment shall relieve Mack-Cali and MCRLP from their obligations under this Agreement.

            p. BROKER.

                  Mack-Cali, MCRLP, and Contributors represent that, with the exception of Sonnenblick Goldman Ltd. , Conning Asset Management, Inc. and Pacifica Holding Company LLC (collectively, "Brokers") they have not dealt with any brokers, finders or salesmen, in connection with this transaction, and agree to indemnify, defend and hold each other harmless from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys' fees, which they may sustain, incur or be exposed to by reason of any breach of the foregoing representation and warranty. Notwithstanding the foregoing, Contributors shall pay in full any commission, fee or other compensation due the Brokers pursuant to separate agreements, and Guarantor and Contributors agree to indemnify, defend and hold MCRLP and Mack-Cali harmless from and against any and all loss, cost, damage, liability, or expense, including reasonable attorneys' fees, which MCRLP or Mack-Cali may sustain, incur or be exposed to by reason of Contributor's failure to pay in full the Brokers pursuant to such separate agreements. The provisions of this Section shall survive the Closing and/or other termination of this Agreement.

            q. CASUALTY LOSS.

                  i. Subject to Section 7.1(h), Owner and Contributors shall continue to maintain, or cause any Tenant to maintain, in all material respects, the fire and extended coverage insurance policies with respect to the Property (the "Insurance Policies") which are currently in effect, through the date that said coverage currently expires, which obligation shall survive the Closing.

                  ii. If at any time prior to the Closing Date, all or any portion of the Property is destroyed or damaged as a result of fire or any other casualty (a "Casualty"), Contributors shall promptly give written notice ("Casualty Notice") thereof to MCRLP. Within ten (10) days after the receipt of the Casualty Notice, MCRLP and Mack-Cali shall have the right, at their sole option, to terminate this Agreement with respect to said Property by written notice to Contributors. Notwithstanding the foregoing, MCRLP and Mack-Cali shall not have the right to terminate this Agreement, if (a) Contributors' insurance fully covers the damage resulting from the Casualty; (b) the proceeds of any insurance, together with a credit equal to Contributors' deductible under the Insurance Policies, shall be paid to MCRLP at the time of the Closing; and (c) all unpaid claims and rights in connection with losses to the Property shall be assigned to MCRLP at the Closing without in any manner affecting the Exchange Consideration hereunder. Contributor represents that the insurance maintained by it is customary and prudent for the assets owned by it.


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

                  iii. If the Property is the subject of a Casualty but MCRLP does not terminate this Agreement pursuant to the provisions of this Section, then Contributors shall, prior to the Closing Date, cause all temporary repairs to be made to the Property as shall be required to prevent further deterioration and damage to the Property and to protect public health and safety; provided, however, that any such repairs shall first be approved by MCRLP. Contributors shall have the right to be reimbursed from the proceeds of any insurance with respect to the Property for the cost of such temporary repairs.

            r. CONDEMNATION.

                  In the event of a material taking (as defined in this Section
18), MCRLP and Mack-Cali shall have the right, at their sole option, to either
(a) terminate this Agreement by giving Contributors written notice to such effect at any time after its receipt of written notification of any such occurrence, or (b) accept title to the remainder of the Property without reduction of any consideration given hereunder. Should MCRLP or Mack-Cali so terminate this Agreement in accordance with this Section, neither party shall have any further liability or obligations to the other. In the event MCRLP and Mack-Cali shall not elect to cancel this Agreement, Contributors shall, subject to the rights of the holder of any existing mortgage, assign all proceeds of such taking to MCRLP, and the same shall be MCRLP's sole property, and MCRLP shall have the sole right to settle any claim in connection with the Property. The term "material taking" shall be defined to mean the institution of any proceedings, judicial, administrative or otherwise which involve (a) the taking of a portion of Real Property such that ingress and egress to such Real Property is impaired, (b) the taking of a portion of the parking spaces of a Real Property such that after such taking the Real Property will not be in compliance with local zoning regulations regarding adequate parking, or (c) the taking of any part of a Building.

            s. TRANSFER RESTRICTIONS.

                  i. Contributors hereby agree that the Contributor Units may not be sold, assigned, transferred, pledged, encumbered or in any manner disposed of (collectively, "Transferred") or redeemed for shares of Common Stock until the first anniversary of the Closing Date. Thereafter, the Contributor Units and/or the shares of Common Stock underlying the Contributor Units (the "Underlying Shares") may only be transferred (i) privately in accordance with the terms of the OP Agreement and this Section 19, or (ii) publicly (subject to the restrictions of the Act and the rules and regulations promulgated thereunder) in trading blocks of 150,000 shares of Common Stock or less, in any single day. Notwithstanding anything herein to the contrary, the provisions of this Section 19 shall not apply to (i) pledges or encumbrances of all or a portion of the Contributor Units to an institutional lender, or (ii) Transfers of all or any portion of the Contributor Units to permitted transferees as set forth in the OP Agreement (the "Permitted Transferees"). Any holder of Contributor Units pursuant to (i) or (ii) of the preceding sentence shall be subject to the terms and conditions of the OP Agreement.


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

                  ii. If any of the Unit Holders, or any of their Permitted Transferees (each a "Seller") receives a bona fide written offer to purchase part or all of its Contributor Units or Underlying Shares in a privately negotiated transaction which it desires to accept, such Seller shall not sell, transfer, or otherwise dispose of (the "Proposed Disposition") such Units or Underlying Shares (the "Disposition Securities") to a third party (the "Purchaser"), unless prior to such Proposed Disposition, such Seller shall have promptly reduced the terms and conditions, if any, of the Proposed Disposition to a reasonably detailed writing and shall have delivered written notice (the "Disposition Notice") of such Proposed Disposition to MCRLP. The Disposition Notice shall identify the Purchaser, the Disposition Securities, the consideration and method of payment contemplated by the Proposed Disposition and all other terms and conditions, if any, of the Proposed Disposition.

                  iii. Mack-Cali shall not sell the Property within four (4) years from the date of the Closing (the "Restricted Period") without the prior written consent of Contributors, other than (1) in connection with a transaction which does not result in recognition of gain by the Contributors; (2) a sale of any of the Property set forth in Schedule 19.3 hereto; (3) as determined by the Board of Directors of Mack-Cali (the "Board") as necessary to satisfy any material monetary default on any mortgage secured by the Property; (4) as determined by the Board as necessary to satisfy any material, unsecured debt, judgment or liability of Mack-Cali when the same becomes due (at maturity or otherwise); (5) in connection with the sale of all or substantially all of the properties owned by Mack-Cali under such terms and conditions which the Board, in its sole judgment, determines to be in the best interests of Mack-Cali and its public stockholders; and/or (6) sales of the Property which do not result in material and adverse tax consequences for the Contributors. Mack-Cali may dispose of any or all of the Property in its sole discretion, and without the consent of Contributors, upon the expiration of the Restricted Period. Notwithstanding any of the foregoing language to the contrary, Mack-Cali shall not distribute the Property for a period of seven (7) years if the distribution of such Property would result in the recognition of income by Contributor pursuant to Sections 704(c)(1)(B) or 737 of the Code, except as otherwise permitted in clauses (1) through (7) above.

            t. INTENTIONALLY DELETED.

            u. TAX MATTERS.

                  i. (a) Contributors will timely pay or provide for the payment of all Taxes which are attributable to all Pre-Closing Tax Periods, but which are not due and payable until after the Closing Date in connection with the ownership and/or operation of the Property (by them or any predecessor entities) or their businesses for which either MCRLP (or any of its direct or indirect partners) could be held directly or indirectly liable or a claim could be made against the Property. To the extent allowed by law, Contributors will timely file all Tax Returns which are required to be filed in connection with the ownership and/or operation of the Property (by them or


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

any predecessor entities) or their businesses for all Pre-Closing Tax Periods but which are not required to be filed until after the Closing Date and the non-timely filing (or non-filing) of which could result in direct or indirect liability to MCRLP (or any of its direct or indirect partners) or a claim against the Property. Each such Tax Return will be complete and accurate. Contributors will provide Mack-Cali with a copy of all such Tax Returns promptly after such Tax Returns are filed. All Taxes imposed in connection with the ownership and/or operation of the Property during any taxable periods which begin on or before the Closing Date and end after the Closing Date ("Straddle Periods" or "Straddle Period") shall be allocated between Contributors and MCRLP in accordance with their respective periods of ownership of the Property. Contributors will timely pay all Taxes with respect to their businesses for any Straddle Period (and any other taxable period) for which either MCRLP (or any of its direct to indirect partners) could be held directly or indirectly liable or a claim could be made against the Property.

                        (2) Contributors shall cause Owner to provide Mack-Cali with a copy of its Federal income tax returns which reflect (in whole or in part) any of the transactions contemplated hereunder and which reflect (in whole or in part) any of the gain or loss recognized in respect of such transactions.

                  ii. Owner and Contributors shall pay any and all Taxes including without limitation, Taxes imposed with respect to the operation of its business and the ownership or operation of the Property or Owner for all taxable periods (or portions thereof) ending on or prior to the Closing imposed upon MCRLP based, in whole or in part, upon the failure to comply with the bulk sales laws.

                  iii. Contributors are hereby authorized to continue the proceeding or proceedings now pending for the reduction of the assessed valuation of the Property as set forth on Schedule 21.3 and to litigate or settle the same in Contributors' discretion. MCRLP is hereby authorized by Contributors, in MCRLP's sole discretion, to file any applicable proceeding for the 1997 and/or 1998 fiscal year for the reduction of the assessed valuation of the Property. The net refund of taxes, if any, for any tax year for which Contributors or MCRLP shall be entitled to share in the refund shall be divided between Contributors and MCRLP in accordance with the apportionment of taxes pursuant to the provisions hereof. All expenses in connection therewith, including counsel fees, shall be borne by Contributors and MCRLP in proportion to their ownership period of the asset in question.

                  iv. For purposes of this Agreement:

                        (1) "Taxes" or "Tax" means all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment,


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

unemployment compensation, payroll related and property taxes, import duties and other governmental charges or assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

                        (2) "Tax Returns" or "Tax Return" means all original and amended Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms, information returns and other filings relating to Taxes.

                        (3) "Audits" or "Audit" means any audit, assessment of Taxes, any other examination or claim by any Governmental Authority, judicial, administrative or other proceeding or litigation (including any appeal of any such judicial, administrative or other proceeding or litigation) relating to Taxes and/or Tax Returns.

                  v. The provisions of this Section shall survive the Closing Date.

            v. PUBLICATION.

                  i. MCRLP shall have the exclusive right to make such public announcements or filings with respect to the exchange as MCRLP may deem reasonably prudent and, upon advice of counsel, as may be necessary or required by law.

            w. REMEDIES.

                  i. If the conditions set forth in Section 12.2 with respect to the Closing have been satisfied (unless the failure or inability to be so satisfied is due to Mack-Cali or MCRLP) and if MCRLP or Mack-Cali is not ready, willing and able to perform its obligations hereunder on the Closing Date, or in the event of a material default of MCRLP or Mack-Cali or MCRLP's or Mack-Cali's material failure to comply with any material representation, warranty, covenant or agreement set forth herein with respect to the Closing, then Contributors, subject to the limitations set forth in this Agreement, including, without limitation, those set forth in Section 6.3, shall have the right as their sole and exclusive remedy to either (i) terminate this Agreement upon written notice to MCRLP, in which event neither party shall thereafter have any further obligations under this Agreement, except those which expressly survive the termination hereof; or (ii) maintain an action for either (A) specific performance, or (B) monetary damages.

                  ii. If the conditions set forth in Section 12.1 have been satisfied (unless the failure or inability to be so satisfied is due to Owner or any Contributor), and if Contributors are not ready, willing and able to perform their obligations hereunder on the Closing Date, or in the event of any material default on the part of any of the Contributors, or Owner or any


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

Contributors' failure to comply with any material representation, warranty, covenant or agreement set forth herein, MCRLP shall be entitled to either (i) terminate this Agreement upon notice to Contributors following which neither party shall thereafter have any further obligations under this Agreement, except those which expressly survive the termination hereof; or (ii) commence an action against Contributors seeking either (A) monetary damages, or (B) specific performance of Contributors' obligations under this Agreement.

                  iii. The acceptance of the Assignment of Interest by MCRLP shall be deemed a full performance and discharge of every agreement and obligation of Contributors to be performed under this Agreement, except those, if any, which are specifically stated in this Agreement to survive the Closing.

            x. INTENTIONALLY DELETED.

            y. NOTICE.

                  All notices, demands, requests, or other writings in this Agreement provided to be given or made or sent, or which may be given or made or sent, by either party hereto to the other, shall be in writing and shall be delivered by depositing the same with any nationally recognized overnight delivery service, or by telecopy or fax machine, in either event with all transmittal fees prepaid, properly addressed, and sent to the following addresses:

            If to Mack-Cali:  c/o Mack-Cali Realty Corporation
            or MCRLP          11 Commerce Drive
                              Cranford, New Jersey  07016
                              Attn: Roger W. Thomas, Esq.
                              (908) 272-8000 (tele.)
                              (908) 272-6755 (fax)

            with a copy to:   Pryor, Cashman, Sherman & Flynn
                              410 Park Avenue
                              New York, New York  10022
                              Attn: Wayne B. Heicklen, Esq.
                              (212) 326-0425 (tele.)
                              (212) 326-0806 (fax)

            If to Owner:      c/o Pacifica Holding Company, LLC
            or Contributors   5975 South Quebec Street, Suite 100
                              Englewood, Colorado 80111
                              Attn: Mr. Steven Leonard
                              (303) 220-5565 (tele.)


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

                              (303) 220-5585 (fax)

            with a copy to:   Brownstein, Hyatt, et al.
                              410 17th Street, 22nd Floor
                              Denver, Colorado 80202
                              Attn: Edward N. Barad, Esq.
                              (303) 534-6335 (tele.)
                              (303) 623-1956 (fax)

            and a copy to:    Apollo Real Estate Advisors
                              1301 Avenue of the Americas, 38th Floor
                              New York, NY  10019
                              Attn: Mr. Richard Mack
                              (212) 261-4065 (tele.)
                              (212) 261-4060 (fax)

      or to such other address as either party may from time to time designate by written notice to the other. Notices given by (i) overnight delivery service as aforesaid shall be deemed received and effective on the first business day following such dispatch, and (ii) telecopy or fax machine shall be deemed given at the time and on the date of machine transmittal provided the same is sent prior to 4:00 p.m. Eastern Time on a business day (if sent later, then notice shall be deemed given on the next business day) and if the sending party receives a written send confirmation on its machine and forwards a copy thereof by regular mail accompanied by such notice or communication. Notices may be given by counsel for the parties described above, and such Notices shall be deemed given by said party, for all purposes hereunder.

            z. DEPRECIATION METHOD.

                  Mack-Cali, as the general partner of MCRLP, covenants and agrees that MCRLP and its affiliates will use the "traditional method with curative allocations" (as defined in Treasury Regulations Section 1.704-3(c)) of allocating income, gain, loss and deduction to account for the variation between the fair market value and adjusted basis of the Property for federal income tax purposes with respect to (i) the contribution of the Property, and (ii) any revaluation of the Property in accordance with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(2)(iv)(g) and
1.704-3(a)(6).

            aa. MISCELLANEOUS.

                  i. Intentionally Deleted.


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

                  ii. This Agreement constitutes the entire agreement between the parties and incorporates and supersedes all prior negotiations and discussions between the parties. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and assigns, and nothing in the Agreement express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  iii. This Agreement cannot be amended, waived or terminated orally, but only by an agreement in writing signed by the party to be charged.

                  iv. This Agreement shall be interpreted and governed by the laws of the State of Colorado, without regard to conflicts of laws principles, and shall be binding upon the parties hereto and their respective successors and assigns.

                  v. The caption headings in this Agreement are for convenience only and are not intended to be part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained. The, feminine or masculine gender, when used herein, shall include the other gender and the use of the singular shall include the plural.

                  vi. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

                  vii. Each party shall, from time to time, execute, acknowledge and deliver to the other party such further instruments, and perform such additional acts, as the other party may reasonably request in order to effectuate the intent of this Agreement. Nothing contained in this Agreement shall be deemed to create any rights or obligations of partnership, joint venture or similar association between Contributors and MCRLP or Mack-Cali. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against Contributors, MCRLP or Mack-Cali or the party whose counsel drafted this Agreement.

                  viii. This Agreement shall not be effective or binding until such time as it has been executed and delivered by all parties hereto. This Agreement may be executed by the parties hereto in counterparts, all of which together shall constitute a single Agreement.

                  ix. All references herein to any Section, Exhibit, or Schedule shall be to the Sections of this Agreement and to the Exhibits and Schedules annexed hereto unless the context clearly dictates otherwise. All of the Exhibits and Schedules annexed hereto are, by this reference, incorporated herein.


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

                  x. In the event that Owner or Contributors, and MCRLP or Mack-Cali enter into litigation or alternative dispute resolution in connection with this Agreement or the transaction contemplated herein, the non-prevailing party in such litigation or alternative dispute resolution shall be responsible for the payment of all expenses and reasonable attorneys' fees incurred by the prevailing party.

                   [SIGNATURES APPEAR ON THE FOLLOWING PAGE.]


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